FIRST ADDENDUM TO MASTER CUSTODIAN AGREEMENT






THIS ADDENDUM ("Addendum") to that certain Master Custodian Agreement (the "Agreement") dated June 22, 2001, by and between The Nottingham Management Company (the "Administrator") and First Union National Bank (the "Bank"). All defined terms in this Addendum shall have the same meaning as in the Agreement unless specifically stated otherwise. In the event there are any inconsistencies between the Agreement and this Addendum, the provisions of this Addendum control:


1. The Administrator and Bank wish to add the following new Trust to the Agreement and modify Exhibit A of the Agreement accordingly.

         a. Exhibit A is hereby modified and amended by the adding the following Trust to Exhibit A:

                  "FSP Investment Trust"


IN WITNESS WHEREOF, the parties, in consideration of the mutual promises herein and other good and valuable consideration, have caused this Addendum to be executed by their duly authorized officers effective this 28th day of March, 2002.


THE NOTTINGHAM MANAGEMENT COMPANY       FIRST UNION NATIONAL BANK

By: /s/ C. Frank Watson, III            By: /s/ Ellen C. Krause
Its:  President                         Its:  Vice President